UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

_________________________

FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 28, 2011

NGP CAPITAL RESOURCES COMPANY
(Exact name of Registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	814-00672 (Commission File Number)	20-1371499 (I.R.S. Employer Identification No.)

1221 McKinney Street, Suite 2975 Houston, Texas (Address of principal executive offices)		77010 (Zip Code)

Registrant’s Telephone Number, including area code: (713) 752-0062

Not Applicable (Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

□   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On July 28, 2011, NGP Capital Resources Company, a Maryland corporation (the “Company”), completed the sale of its equity investments in Alden Resources, LLC (“Alden”) and Gatliff Services, LLC (“Gatliff”) to Globe Specialty Metals Inc., a Delaware corporation (“Globe Specialty”).  The cash proceeds to the Company from the sale of the Company’s equity interests in Alden and Gatliff were an aggregate of $73.2 million, with a contingent cash payment of up to $6.8 million pursuant to an earnout payment upon the achievement by Alden of certain production and operating margin levels during the three year period subsequent to the closing.  In connection with the closing of these transactions, Alden will repay the Company in full for its revolving line of credit and the Tranche A and Tranche B term loans, and Gatliff will repay the Company in full for its senior secured loan.

The Company made its initial investment in Alden in January 2007.  Alden is a miner and processor of specialty coal marketed primarily to manufacturers of silicon metals.  Gatliff owns a coal preparation plant that processes Alden’s coal, and has recently completed significant upgrades to the plant.  Globe is a producer of silicon metal and silicon-based alloys, and is one of Alden’s largest customers.

Item 7.01. Regulation FD Disclosure.

On August 1, 2011, the Company issued a press release announcing the above mentioned sale and repayment. The text of the press release is included as an exhibit to this Form 8-K.

The information disclosed under this Item 7.01, including Exhibit 99.1 hereto, is being furnished and shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

(d)   Exhibits.

99.1	Press Release dated August 1, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NGP Capital Resources Company

By:	/s/ L. Scott Biar
L. Scott Biar
Chief Financial Officer

Date:  August 1, 2011

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated August 1, 2011